SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2008

HOST HOTELS & RESORTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-14625	53-0085950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500 Bethesda, Maryland	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See discussion of the amendment to the second amended and restated bank credit facility set forth below in Item 2.03, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 22, 2008, Host Hotels & Resorts, L.P. (“Host LP”) through which we conduct all of our operations and are the sole general partner and own approximately 96% of the partnership interests, entered into an amendment to its existing bank credit facility, dated as of May 25, 2007 (the “Credit Facility”), with Deutsche Bank AG New York Branch, as Administrative Agent, relating to a $600 million revolving loan facility (the “Revolving Facility”) for the purpose of establishing a new term loan facility in an aggregate principal amount of $165 million (the “Term Loan”). Such Term Loan was established through an exercise of the option under the Credit Facility to increase the amount of the facility by up to $400 million. As a result of such exercise, the option to further increase the facility in the future by obtaining additional lender commitments has been reduced to $235 million.

As with the Revolving Facility, the Term Loan has an initial scheduled maturity in September 2011, and includes an option to extend the maturity for an additional year if certain conditions are met at the time of the initial scheduled maturity. The Term Loan does not require any scheduled amortization payments prior to maturity. Voluntary prepayments of the Term Loan are subject to prepayment premiums of 1.5%, 1.0% and 0.5% if made on or prior to October 22, 2008, April 22, 2009 and October 22, 2009, respectively. Host LP pays interest on the Term Loan at floating interest rates plus a margin (which, in the case of LIBOR borrowings is 1.75% plus the higher of the applicable LIBOR rate and 2.25%). The Term Loan is subject to substantially the same operational covenants, financial covenants and events of acceleration as the Revolving Facility.

As with the Revolving Facility, the debt under the Term Loan is guaranteed by certain of Host LP’s existing subsidiaries and is currently secured by pledges of equity interests in many of its subsidiaries. The guarantees and pledges ratably benefit the Revolving Facility and Term Loan as well as the notes outstanding under its senior notes indenture, certain other indebtedness and interest rate swap agreements and other hedging agreements with lenders that are parties to the Credit Facility.

Existing Relationships with the Lenders

Host LP has ongoing relationships with all of the lenders that are parties to the Credit Facility for which they have received customary fees and expenses. Certain of the lenders provide commercial banking services, including participations in mortgage loans and the provision of cash management services. Host LP has also entered into interest rate swap agreements and other hedging arrangements with certain lenders. Affiliates of certain of the lenders have also acted as underwriters for issuances of Host LP’s senior notes, as well as equity securities of Host Hotels & Resorts, Inc. The Bank of New York also acts as trustee for our senior notes.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.41	Amendment No. 1 to Credit Agreement, dated as of April 22, 2008, among Host Hotels & Resorts, L.P., Host Holding Business Trust, Certain Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch and Various Lenders.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.

	By:	/s/ Brian G. Macnamara
Date: April 28, 2008	Name:	Brian G. Macnamara
	Title:	Senior Vice President, Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description
10.41	Amendment No. 1 to Credit Agreement, dated as of April 22, 2008, among Host Hotels & Resorts, L.P., Host Holding Business Trust, Certain Subsidiaries of Host Hotels & Resorts, L.P., Deutsche Bank AG New York Branch and Various Lenders.